                                                                    EXHIBIT 11.2

                         NEWBRIDGE NETWORKS CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

       (Accounting principles generally accepted in the United States)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)
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                                                              Fiscal quarter ended
                                                            -------------------------
                                                             Aug 3,           Jul 28,
                                                              1997             1996
                                                            --------         --------
EARNINGS PER SHARE (U.S. GAAP) - PRIMARY

    Net earnings                                            $ 64,354         $ 60,801
                                                            ========         ========
    Weighted average number of Common Shares
       outstanding during the period                         172,964          169,228

    Net effect of dilutive stock options
       based on the treasury stock method                      6,857            5,702
                                                            --------         --------
    Weighted average number of Common
       Shares and equivalents outstanding
       during  the period                                    179,821          174,930
                                                            ========         ========
    Earnings per share (U.S. GAAP)                          $   0.36         $   0.35
                                                            ========         ========

EARNINGS PER SHARE (U.S. GAAP) - FULLY DILUTED

    Net earnings                                            $ 64,354         $ 60,801
                                                            ========         ========
    Weighted average number of Common Shares
       outstanding during the period                         172,964          169,228

    Net effect of dilutive stock options
       based on the treasury stock method                      8,305            5,702
                                                            --------         --------

    Weighted average number of Common
       Shares and equivalents outstanding
       during the period                                     181,269          174,930
                                                            ========         ========

    Earnings per share (U.S. GAAP)                          $   0.36         $   0.35
                                                            ========         ========

EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

    Daily average exchange rate of a Canadian
       dollar for U.S. dollars as reported by the
       Federal Reserve Bank of New York                     $ 0.7242         $ 0.7309

    Earnings per share (U.S. GAAP)
        - Primary, in U.S. dollars                          $   0.26         $   0.25
                                                            ========         ========

    Earnings per share (U.S. GAAP)
        - Fully diluted, in U.S. dollars                    $   0.26         $   0.25
                                                            ========         ========
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